SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                              (Amendment No. ___)*


                                   @Road, Inc.
             -------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)



                                   04648K 10 5
             -------------------------------------------------------
                                 (CUSIP Number)



                                  July 27, 2004
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_|      Rule 13d-1(b)

        |X|      Rule 13d-1(c)

        |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 16 pages

--------------------------------               ---------------------------------
CUSIP No. 04648K 10 5                 13G                           Page 2 of 16
--------------------------------               ---------------------------------

---------- ---------------------------------------------------------------------
1.         Names of Reporting Persons
           I.R.S. Identification No. of above person(s) (entities only)

           Institutional Venture Partners X, L.P.
---------- ---------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group*
                                                                   (a)  |_|
                                                                   (b)  |X|
---------- ---------------------------------------------------------------------
3. SEC USE ONLY

---------- ---------------------------------------------------------------------
4.         Citizenship or Place of Organization

           California
---------- ---------------------------------------------------------------------
         Number of            5.    Sole Voting Power

           Shares                   2,866,966
                              ----- --------------------------------------------
        Beneficially          6.    Shared Voting Power

          Owned by                  0
                              ----- --------------------------------------------
            Each              7.    Sole Dispositive Power

         Reporting                  2,866,966
                              ----- --------------------------------------------
        Person With           8.    Shared Dispositive Power

                                    0
---------- ---------------------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person

           2,866,966
---------- ---------------------------------------------------------------------
10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                        |_|
---------- ---------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

           5.3%
---------- ---------------------------------------------------------------------
12. Type of Reporting Person*

           PN
---------- ---------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------               ---------------------------------
CUSIP No. 04648K 10 5                 13G                           Page 3 of 16
--------------------------------               ---------------------------------

---------- ---------------------------------------------------------------------
1.         Names of Reporting Persons
           I.R.S. Identification No. of above person(s) (entities only)

           Institutional Venture Partners X GmbH & Co. Beteiligungs KG
---------- ---------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group*
                                                                   (a)  |_|
                                                                   (b)  |X|
---------- ---------------------------------------------------------------------
3. SEC USE ONLY

---------- ---------------------------------------------------------------------
4.         Citizenship or Place of Organization

           Germany
---------- ---------------------------------------------------------------------
         Number of            5.    Sole Voting Power

           Shares                   633,034
                              ----- --------------------------------------------
        Beneficially          6.    Shared Voting Power

          Owned by                  0
                              ----- --------------------------------------------
            Each              7.    Sole Dispositive Power

         Reporting                  633,034
                              ----- --------------------------------------------
        Person With           8.    Shared Dispositive Power

                                    0
---------- ---------------------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person

           633,034
---------- ---------------------------------------------------------------------
10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                        |_|
---------- ---------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

           1.2%
---------- ---------------------------------------------------------------------
12. Type of Reporting Person*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------               ---------------------------------
CUSIP No. 04648K 10 5                 13G                           Page 4 of 16
--------------------------------               ---------------------------------

---------- ---------------------------------------------------------------------
           Names of Reporting Persons
           I.R.S. Identification No. of above person(s) (entities only)

           Todd C. Chaffee
---------- ---------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group*
                                                                   (a)  |_|
                                                                   (b)  |X|
---------- ---------------------------------------------------------------------
3. SEC USE ONLY

---------- ---------------------------------------------------------------------
4.         Citizenship or Place of Organization

           United States
----------------------------- ----- --------------------------------------------
                              5.    Sole Voting Power

                                    0
                              ----- --------------------------------------------
                              6.    Shared Voting Power

         Number of                  3,500,000, includes 2,866,966 shares
                                    directly owned by Institutional Venture
           Shares                   Partners X, L.P. ("IVP X"), 633,034 shares
                                    directly owned by Institutional Venture
        Beneficially                Partners X GmbH & Co. Beteiligungs KG ("IVP
                                    X Germany"). Mr. Chaffee is a Managing
          Owned by                  Director of Institutional Venture
                                    Management X, LLC ("IVM X"), the General
            Each                    Partner of IVP X and the Managing Limited
                                    Partner of IVP X Germany. Mr. Chaffee
         Reporting                  disclaims beneficial ownership of these
                                    shares except to the extent of his
        Person With                 individual partnership interests, but
                                    exercises shared voting and investment
                                    power with respect to these shares.
                              ----- --------------------------------------------
                              7.    Sole Dispositive Power

                                    0
                              ----- --------------------------------------------
                              8.    Shared Dispositive Power

                                    3,500,000  (See response at line 6 above)
---------- ---------------------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person

           3,500,000
---------- ---------------------------------------------------------------------
10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                        |_|
---------- ---------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

           6.5%
---------- ---------------------------------------------------------------------
12. Type of Reporting Person*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------               ---------------------------------
CUSIP No. 04648K 10 5                 13G                           Page 5 of 16
--------------------------------               ---------------------------------

---------- ---------------------------------------------------------------------
1.         Names of Reporting Persons
           I.R.S. Identification No. of above person(s) (entities only)

           Reid W. Dennis
---------- ---------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group*
                                                                   (a)  |_|
                                                                   (b)  |X|
---------- ---------------------------------------------------------------------
3. SEC USE ONLY

---------- ---------------------------------------------------------------------
4.         Citizenship or Place of Organization

           United States
----------------------------- ----- --------------------------------------------
                              5.    Sole Voting Power

                                    400,000
                              ----- --------------------------------------------
                              6.    Shared Voting Power

         Number of                  10,221,012, includes 2,866,966 shares
                                    directly owned IVP X, 633,034 shares
           Shares                   directly owned by IVP X Germany, 6,595,273
                                    shares directly owned by Institutional
        Beneficially                Venture Partners VIII, L.P. ("IVP VIII"),
                                    100,601 shares directly owned by IVM
          Owned by                  Investment Fund VIII, LLC ("IVM VIII") and
                                    25,138 shares directly owned by IVM
            Each                    Investment Fund VIII-A, LLC ("IVM VIII-A").
                                    Mr. Dennis is a Managing Director of IVM X,
         Reporting                  the General Partner of IVP X and the
                                    Managing Limited Partner of IVP X Germany.
        Person With                 He is also a Managing Director of
                                    Institutional Venture Management VIII, LLC,
                                    the General Partner of IVP VIII and the
                                    Manager of IVM VIII and IVM VIII-A. Mr.
                                    Dennis disclaims beneficial ownership of
                                    these shares except to the extent of his
                                    individual partnership interests, but
                                    exercises shared voting and investment
                                    power with respect to these shares.
                              ----- --------------------------------------------
                              7.    Sole Dispositive Power

                                    400,000
                              ----- --------------------------------------------
                              8.    Shared Dispositive Power

                                    10,221,012  (See response at line 6 above)
---------- ---------------------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person

           10,621,012
---------- ---------------------------------------------------------------------
10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                        |_|
---------- ---------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

           19.6%
---------- ---------------------------------------------------------------------
12. Type of Reporting Person*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------               ---------------------------------
CUSIP No. 04648K 10 5                 13G                           Page 6 of 16
--------------------------------               ---------------------------------

---------- ---------------------------------------------------------------------
1.         Names of Reporting Persons
           I.R.S. Identification No. of above person(s) (entities only)

           Mary Jane Elmore
---------- ---------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group*
                                                                   (a)  |_|
                                                                   (b)  |X|
---------- ---------------------------------------------------------------------
3. SEC USE ONLY

---------- ---------------------------------------------------------------------
4.         Citizenship or Place of Organization

           United States
----------------------------- ----- --------------------------------------------
                              5.    Sole Voting Power

                                    0
                              ----- --------------------------------------------
                              6.    Shared Voting Power
         Number of
                                    3,500,000, includes 2,866,966 shares
           Shares                   directly owned by IVP X, 633,034 shares
                                    directly owned by IVP X Germany. Ms. Elmore
        Beneficially                is a Managing Director of IVM X, the
                                    General Partner of IVP X and the Managing
          Owned by                  Limited Partner of IVP X Germany. Ms.
                                    Elmore disclaims beneficial ownership of
            Each                    these shares except to the extent of her
                                    individual partnership interests, but
         Reporting                  exercises shared voting and investment
                                    power with respect to these shares.
        Person With           ----- --------------------------------------------
                              7.    Sole Dispositive Power

                                    0
                              ----- --------------------------------------------
                              8.    Shared Dispositive Power

                                    3,500,000 (See response at line 6 above)
---------- ---------------------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person

           3,500,000
---------- ---------------------------------------------------------------------
10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                        |_|
---------- ---------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

           6.5%
---------- ---------------------------------------------------------------------
12. Type of Reporting Person*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------               ---------------------------------
CUSIP No. 04648K 10 5                 13G                           Page 7 of 16
--------------------------------               ---------------------------------

---------- ---------------------------------------------------------------------
           Names of Reporting Persons
           I.R.S. Identification No. of above person(s) (entities only)

           Norman A. Fogelsong
---------- ---------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group*
                                                                   (a)  |_|
                                                                   (b)  |X|
---------- ---------------------------------------------------------------------
3. SEC USE ONLY

---------- ---------------------------------------------------------------------
4.         Citizenship or Place of Organization

           United States
---------- ---------------------------------------------------------------------
                              5.    Sole Voting Power

                                    0
                              ----- --------------------------------------------
                              6.    Shared Voting Power
         Number of
                                    3,500,000, includes 2,866,966 shares
           Shares                   directly owned by IVP X, 633,034 shares
                                    directly owned by IVP X Germany. Mr.
        Beneficially                Fogelsong is a Managing Director of IVM X,
                                    the General Partner of IVP X and the
          Owned by                  Managing Limited Partner of IVP X Germany.
                                    Mr. Fogelsong disclaims beneficial
            Each                    ownership of these shares except to the
                                    extent of his individual partnership
         Reporting                  interests, but exercises shared voting and
                                    investment power with respect to these
        Person With                 shares.
                             ----- ---------------------------------------------
                              7.    Sole Dispositive Power

                                    0
                              ----- --------------------------------------------
                              8.    Shared Dispositive Power

                                    3,500,000 (See response at line 6 above)
----------------------------- ----- --------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person

           3,500,000
---------- ---------------------------------------------------------------------
10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                        |_|
---------- ---------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

           6.5%
---------- ---------------------------------------------------------------------
12. Type of Reporting Person*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------               ---------------------------------
CUSIP No. 04648K 10 5                 13G                           Page 8 of 16
--------------------------------               ---------------------------------

---------- ---------------------------------------------------------------------
1.         Names of Reporting Persons
           I.R.S. Identification No. of above person(s) (entities only)

           Stephen J. Harrick
---------- ---------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group*
                                                                   (a)  |_|
                                                                   (b)  |X|
---------- ---------------------------------------------------------------------
3. SEC USE ONLY

---------- ---------------------------------------------------------------------
4.         Citizenship or Place of Organization

           United States
----------------------------- ----- --------------------------------------------
                              5.    Sole Voting Power

                                    0
                              ----- --------------------------------------------
                              6.    Shared Voting Power
         Number of
                                    3,500,000, includes 2,866,966 shares
           Shares                   directly owned by IVP X, 633,034 shares
                                    directly owned by IVP X Germany. Mr.
        Beneficially                Harrick is a Managing Director of IVM X,
                                    the General Partner of IVP X and the
          Owned by                  Managing Limited Partner of IVP X Germany.
                                    Mr. Harrick disclaims beneficial ownership
            Each                    of these shares except to the extent of his
                                    individual partnership interests, but
         Reporting                  exercises shared voting and investment
                                    power with respect to these shares.
        Person With           ----- --------------------------------------------
                              7.    Sole Dispositive Power

                                    0
                              ----- --------------------------------------------
                              8.    Shared Dispositive Power

                                    3,500,000 (See response at line 6 above)
---------- ---------------------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person

           3,500,000
---------- ---------------------------------------------------------------------
10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                        |_|
---------- ---------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

           6.5%
---------- ---------------------------------------------------------------------
12. Type of Reporting Person*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------               ---------------------------------
CUSIP No. 04648K 10 5                 13G                           Page 9 of 16
--------------------------------               ---------------------------------

---------- ---------------------------------------------------------------------
           Names of Reporting Persons
           I.R.S. Identification No. of above person(s) (entities only)

           Dennis B. Phelps
---------- ---------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group*
                                                                   (a)  |_|
                                                                   (b)  |X|
---------- ---------------------------------------------------------------------
3. SEC USE ONLY

---------- ---------------------------------------------------------------------
4.         Citizenship or Place of Organization

           United States
----------------------------- ----- --------------------------------------------
                              5.    Sole Voting Power

                                    0
                              ----- --------------------------------------------
                              6.    Shared Voting Power
         Number of
                                    3,500,000, includes 2,866,966 shares
           Shares                   directly owned by IVP X, 633,034 shares
                                    directly owned by IVP X Germany. Mr.
        Beneficially                Harrick is a Managing Director of IVM X,
                                    the General Partner of IVP X and the
          Owned by                  Managing Limited Partner of IVP X Germany.
                                    Mr. Harrick disclaims beneficial ownership
            Each                    of these shares except to the extent of his
                                    individual partnership interests, but
         Reporting                  exercises shared voting and investment
                                    power with respect to these shares.
        Person With           ----- --------------------------------------------
                              7.    Sole Dispositive Power

                                    0
                              ----- --------------------------------------------
                              8.    Shared Dispositive Power

                                    3,500,000
---------- ---------------------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person

           3,500,000
---------- ---------------------------------------------------------------------
10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                        |_|
---------- ---------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

           6.5%
---------- ---------------------------------------------------------------------
12. Type of Reporting Person*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------               ---------------------------------
CUSIP No. 04648K 10 5                 13G                          Page 10 of 16
--------------------------------               ---------------------------------


Item 1(a).    Name of Issuer:

@Road, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

47200 Bayside Parkway
Fremont, CA 94538


Item 2(a).    Name of Person Filing:

Institutional Venture Partners X, L.P. ("IVP X")
Institutional Venture Partners X GmbH & Co. Beteiligungs KG ("IVP X Germany") Todd C. Chaffee ("TCC")
Reid W. Dennis ("RWD")
Mary Jane Elmore ("MJE")
Norman A. Fogelsong ("NAF")
Stephen J. Harrick ("SJH")
Dennis B. Phelps ("DBP")

Institutional Venture Management X, LLC ("IVM X") is the General Partner of IVP X and the Managing Limited Partner of IVP X Germany. TCC, RWD, MJE, NAF, SJH and DBP are Managing Directors of IVM X.

Item 2(b).    Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road
Building 2, Suite 290
Menlo Park, CA  94025

Item 2(c).    Citizenship:

IVP X:  California
IVP X Germany:  Germany
TCC, RWD, MJE, NAF, SJH and DBP:  United States

Item 2(d).    Title of Class of Securities:

Common Stock

Item 2(e).    CUSIP Number:

04648K 10 5

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.


Item 4.       Ownership.

See rows 5 through 11 of the cover pages.


Item 5.       Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

--------------------------------               ---------------------------------
CUSIP No. 04648K 10 5                 13G                          Page 11 of 16
--------------------------------               ---------------------------------


Item 6.       Ownership of More than Five Percent on Behalf of Another Person.


Under certain circumstances set forth in the IVP X and IVP X Germany Limited Partnership Agreements and the IVM X Operating Agreement, the respective General Partners, Limited Partners and Members of each of those entitites have the right to receive dividends or distributions from, or the proceeds from the sale of, the Common Stock of @Road, Inc. owned by each such entity.


Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.       Identification and Classification of Members of the Group.

Not applicable.

Item 9.       Notice of Dissolution of a Group.

Not applicable.

Item 10.      Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------               ---------------------------------
CUSIP No. 04648K 10 5                 13G                          Page 12 of 16
--------------------------------               ---------------------------------


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  August 6, 2004


INSTITUTIONAL VENTURE PARTNERS X, L.P.                                 /s/  Norman A. Fogelsong
By Institutional Venture Management X, LLC                             -------------------------------------------------------------
Its General Partner                                                    Signature


INSTITUTIONAL VENTURE PARTNERS X GMBH & CO. BETEILIGUNGS KG            /s/  Norman A. Fogelsong
By Institutional Venture Management X, LLC                             -------------------------------------------------------------
Its Managing Limited Partner                                           Signature


TODD C. CHAFFEE                                                        /s/  Melanie Chladek
                                                                       -------------------------------------------------------------
                                                                       Melanie Chladek
                                                                       Authorized Signer

REID W. DENNIS                                                         /s/  Reid W. Dennis
                                                                       -------------------------------------------------------------
                                                                       Signature

MARY JANE ELMORE                                                       /s/  Nancy E. McCroskey
                                                                       -------------------------------------------------------------
                                                                       Nancy E. McCroskey
                                                                       Authorized Signer

NORMAN A. FOGELSONG                                                    /s/  Norman A. Fogelsong
                                                                       -------------------------------------------------------------
                                                                       Signature

STEPHEN J. HARRICK                                                     /s/  Stephen J. Harrick
                                                                       -------------------------------------------------------------
                                                                       Signature

DENNIS B. PHELPS                                                       /s/  Dennis B. Phelps
                                                                       -------------------------------------------------------------
                                                                       Signature

--------------------------------               ---------------------------------
CUSIP No. 04648K 10 5                 13G                          Page 13 of 16
--------------------------------               ---------------------------------


                                  EXHIBIT INDEX

                                                                   Sequentially
                                                                     Numbered
Exhibit                                                                Page
-------                                                                ----
Agreement of Joint Filing                                               14
Signature Authorization Letters                                       15-16

--------------------------------               ---------------------------------
CUSIP No. 04648K 10 5                 13G                          Page 14 of 16
--------------------------------               ---------------------------------


                            AGREEMENT OF JOINT FILING

         Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

INSTITUTIONAL VENTURE PARTNERS X, L.P.                                 /s/  Norman A. Fogelsong
By Institutional Venture Management X, LLC                             -------------------------------------------------------------
Its General Partner                                                    Signature


INSTITUTIONAL VENTURE PARTNERS X GMBH & CO. BETEILIGUNGS KG            /s/  Norman A. Fogelsong
By Institutional Venture Management X, LLC                             -------------------------------------------------------------
Its Managing Limited Partner                                           Signature


TODD C. CHAFFEE                                                        /s/  Melanie Chladek
                                                                       -------------------------------------------------------------
                                                                       Melanie Chladek
                                                                       Authorized Signer

REID W. DENNIS                                                         /s/  Reid W. Dennis
                                                                       -------------------------------------------------------------
                                                                       Signature

MARY JANE ELMORE                                                       /s/  Nancy E. McCroskey
                                                                       -------------------------------------------------------------
                                                                       Nancy E. McCroskey
                                                                       Authorized Signer

NORMAN A. FOGELSONG                                                    /s/  Norman A. Fogelsong
                                                                       -------------------------------------------------------------
                                                                       Signature

STEPHEN J. HARRICK                                                     /s/  Stephen J. Harrick
                                                                       -------------------------------------------------------------
                                                                       Signature

DENNIS B. PHELPS                                                       /s/  Dennis B. Phelps
                                                                       -------------------------------------------------------------
                                                                       Signature

--------------------------------               ---------------------------------
CUSIP No. 04648K 10 5                 13G                          Page 15 of 16
--------------------------------               ---------------------------------


                              AUTHORIZATION LETTER




July 28, 2004


SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, NW
Washington, DC 20549

ATTN: FILING DESK


Gentlemen:

By means of this letter, I authorize the following people to sign, on my behalf, all forms required under Section 16(a) of the Securities Exchange Act of 1934, as amended. They are accordingly, authorized to sign any Form 3, Form 4, Form 5,
Schedule 13D or Schedule 13G, or amendment thereto which I am required to file with the same effect as if I had signed them myself.

Authorized signers:

     o   Melanie Chladek
     o   Any fellow Managing Director of Institutional Venture Management X, LLC

This authorization shall remain in effect until revoked in writing by me.

Yours sincerely,


/s/  Todd C. Chaffee
-----------------------------------------------------
Todd C. Chaffee
Managing Director, Institutional Venture Management X

--------------------------------               ---------------------------------
CUSIP No. 04648K 10 5                 13G                          Page 16 of 16
--------------------------------               ---------------------------------


                              AUTHORIZATION LETTER




October 17, 2000


SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, NW
Washington, DC 20549

ATTN: FILING DESK


Gentlemen:

By means of this letter, I authorize the following people to sign, on my behalf, all forms required under Section 16(a) of the Securities Exchange Act of 1934, as amended. They are accordingly, authorized to sign any Form 3, Form 4, Form 5,
Schedule 13D or Schedule 13G, or amendment thereto which I am required to file with the same effect as if I had signed them myself.

Authorized signers:

     o   Nancy E. McCroskey
     o   Carrie E. Rule
     o   Any fellow Managing Director of IVM Management, LLC

This authorization shall remain in effect until revoked in writing by me.

Yours sincerely,


/s/ Mary Jane Elmore
----------------------
Mary Jane Elmore